Exhibit 10.38

Summary of Unwritten Compensation Arrangements
Applicable to Named Executive Officers of Overstock.com, Inc.

The Company is not a party to any written employment agreement with any of its named executive officers.

Effective January 1, 2009, the Company pays each of its named executive officers (as defined in Item 402(a)(3) of Regulation S-K), other than its President and its Chief Executive Officer, base salaries of $200,000 annually. Effective January 1, 2009, the Company pays its President, Jonathan E. Johnson III, a base salary of $250,000 annually. The Company does not pay its Chief Executive Officer, Patrick M. Byrne, any base salary.

The Company did not pay any of its named executive officers any bonus for 2008. On February 17, 2009, the Compensation Committee of the Board of Directors of the Company approved a Company-wide 2009 bonus pool equal to 30% of the improvement in contribution achieved in 2009 over 2008; subject to the authority of the Compensation Committee to determine the employees or classes or other groups of employees, if any, who may participate in any bonus payment. The named executive officers are eligible to participate in the 2009 bonus pool. Bonus pool payments, if any, are expected to be made in early 2010.

On January 13, 2009, the Compensation Committee of the Board of Directors of the Company approved restricted stock awards under the Company’s 2005 Equity Incentive Plan as follows:

Name and Title	Restricted Stock Units(1)
Patrick M. Byrne, Chief Executive Officer	20,000
Jonathan E. Johnson III, President	15,600
Stormy Simon, Senior Vice President, Marketing and Customer Care	16,000
David Chidester, Senior Vice President, Finance(2)	5,000
Stephen Tryon, Senior Vice President, Logistics and Talent	14,000

(1)                                 Each restricted stock unit represents a contingent right to receive one share of Overstock.com, Inc. common stock. The restricted stock units vest as to 25% at the close of business on the first anniversary of the date of grant, 25% at the second anniversary of the date of grant , and the remaining 50% at the third anniversary of the date of grant. Vested shares will be delivered promptly after the restricted stock units vest.

 (2)                              Mr. Chidester formerly served as the Company’s Senior Vice President, Finance but as of  December 31, 2008 serves as the Company’s Senior Vice President, Internal Reporting and Information.